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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☒ Definitive Proxy Statement
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Dell Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

2004

May 27, 2004

Dear Fellow Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to Dell’s 2004 Annual Meeting of Stockholders. The meeting will be held on Friday, July 16, 2004, at 8:00 a.m. Central Time, in the Ballroom of the Austin Convention Center, 500 E. Cesar Chavez, Austin, Texas 78701. For your convenience, we are also offering a Webcast of the meeting. If you choose to view the Webcast, go to www.dell.com/investor shortly before the meeting time and follow the instructions provided. If you miss the meeting, you can view a replay of the Webcast on that site until August 15, 2004.

You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting and Proxy Statement. A copy of our Annual Report on Form 10-K and a copy of the brochure entitled “Dell Fiscal 2004 in Review” are enclosed with these materials. We also offer you the opportunity to receive future stockholder communications electronically. By signing up for electronic delivery, you can receive stockholder communications faster and can help us reduce our printing and mailing costs. For more information, see “Electronic Delivery of Stockholder Communications” on page ii inside.

This meeting is for Dell stockholders. If you attend the meeting in person, you will need to present at the door the enclosed admission ticket and proper photo identification. If you have received your materials electronically, you may request a ticket from www.proxyvote.com. You may also receive a ticket at the door by presenting proper photo identification and an account statement showing your ownership of Dell stock.

Whether or not you plan to attend the meeting in person, please submit your vote using one of the voting methods described in the attached materials. Submitting your voting instructions by any of these methods will not affect your right to attend the meeting and vote in person should you so choose.

If you have any questions concerning the meeting, please contact Dell’s Investor Relations Department at 512-728-7800 or www.dell.com/investor. For questions regarding your stock ownership, you may contact our transfer agent, American Stock Transfer & Trust Company, at 800-937-5449 or www.amstock.com.

Sincerely,

Michael S. Dell
Chairman and Chief Executive Officer

DELL INC.

One Dell Way
Round Rock, Texas 78682

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	Friday, July 16, 2004

Time	8:00 a.m., Central Time

Place	Austin Convention Center — Ballroom 500 E. Cesar Chavez Austin, Texas 78701

Webcast	www.dell.com/investor

Proposals	Proposal 1 — Election of Directors

Proposal 2 — Ratification of Independent Auditors

Proposal 3 — Stockholder Proposal Relating to Expensing Stock Options

Record Date	May 21, 2004

Voting Methods	Internet — Go to www.proxyvote.com Telephone — Use the toll-free number shown on the proxy card Written ballot — Complete and return a proxy card In person — Attend and vote at the meeting

Stockholders will also transact any other business properly brought before the meeting. At this time, the Board of Directors knows of no other proposals or matters to be presented.

This Proxy Statement is accompanied by a copy of the Annual Report on Form 10-K and a copy of the brochure entitled “Dell Fiscal 2004 in Review.”

On behalf of the Board of Directors:

Thomas B. Green, Secretary
May 27, 2004

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i

ELECTRONIC DELIVERY OF STOCKHOLDER COMMUNICATIONS

Our Proxy Statement, Annual Report on Form 10-K and “Dell Fiscal 2004 in Review” brochure are available electronically. As an alternative to receiving printed copies of these materials in future years, you may elect to receive and access them electronically. By signing up for electronic delivery, you can receive stockholder communications as soon as they are available without waiting for them to arrive in the mail. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs.

To sign up for electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. If you have any questions about electronic delivery, please contact Dell’s Investor Relations Department at 512-728-7800 or Dell Investor Relations@dell.com. For additional information, please visit www.dell.com/investor.

WEBCAST OF ANNUAL MEETING

We are pleased to offer a Webcast of our 2004 annual meeting, and viewers, like attendees, will have the ability to ask questions online during the question and answer session. If you choose to view the Webcast, go to www.dell.com/investor shortly before the meeting time and follow the instructions provided. If you miss the meeting, you can view a replay of the Webcast on that site until August 15, 2004.

Please note that you will not be able to vote your shares via the Webcast. So if you plan to view the Webcast, please submit your vote using one of the methods described in the accompanying materials prior to the meeting.

www.dell.com/investor

ii

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by Dell Inc., on behalf of the Board of Directors, for the 2004 Annual Meeting of Stockholders. This Proxy Statement and the related proxy form are being distributed on or about June 4, 2004.

You can vote your shares using one of the following methods:

•	Vote through the Internet at www.proxyvote.com
•	Vote by telephone using the toll-free number shown on the proxy card
•	Complete and return a written proxy card

Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card. The deadline for voting through the Internet or by telephone is 11:59 p.m., Eastern Time, on July 15, 2004.

You can also vote in person at the meeting, and submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the meeting and vote.

Stockholders are being asked to consider three proposals at the meeting. The following is a summary of the proposals and the voting recommendations of the Board of Directors:

SUMMARY OF PROPOSALS

Board
Proposal	Recommendation

1 – Election of Directors	FOR
2 – Ratification of Independent Auditors	FOR
3 – Stockholder Proposal Relating to Expensing Stock Options	AGAINST

The details of each proposal are set forth below.

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PROPOSAL 1 — ELECTION OF DIRECTORS

The first proposal to be voted on at the meeting is the election of directors. The directors elected at this meeting will serve until next year’s annual meeting. The Board of Directors currently consists of ten director positions, and the Board’s nominees for those positions are:

Donald J. Carty
Michael S. Dell
William H. Gray, III
Judy C. Lewent
Thomas W. Luce, III
Klaus S. Luft
Alex J. Mandl
Michael A. Miles
Samuel A. Nunn, Jr.
Kevin B. Rollins

Each of these nominees, except for Mr. Rollins, is currently serving as a Dell director. Biographical information about each of these nominees is included under “Director Information” below.

The Board of Directors recommends a vote “FOR” all nominees.

Morton L. Topfer, who is currently serving as a director, is retiring from the Board after three-and-a-half years of service as a director. His retirement will be effective at the annual meeting. Mr. Rollins, who is currently serving as Dell’s President and Chief Operating Officer and will assume the office of Chief Executive Officer at the annual meeting, has been nominated to succeed Mr. Topfer as a director.

The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board will either select a substitute nominee or will reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.

In accordance with Dell’s Bylaws, directors are elected by a plurality of the votes of shares represented and entitled to be voted at the meeting. That means the nominees will be elected if they receive more affirmative votes than any other nominees.

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Director Information

Set forth below is biographical and other information, as of May 25, 2004, about the persons who will make up the Board following the meeting, assuming election of the nominees named above.

Donald J. Carty Age: 57 Director since December 1992 Board committees: Audit (Chair)	Mr. Carty is the former Chairman of the Board and Chief Executive Officer of AMR Corporation, positions he held from 1998 until April 2003. From 1998 to 2002, Mr. Carty also held the position of President of AMR Corporation. From 1995 to 1998, he was President AMR Airline Group/ AA for American Airlines, Inc., a subsidiary of AMR Corporation. Mr. Carty held other executive level positions with American Airlines, Inc. or its subsidiaries from 1978 to 1995. Mr. Carty is also a director of Sears, Roebuck and Co.

Michael S. Dell Age: 39 Director since May 1984 No Board committees	Mr. Dell has been Chairman of the Board and Chief Executive Officer since he founded Dell in 1984. Effective at the Annual Meeting, the Chief Executive Officer title will be transferred to Mr. Rollins, but Mr. Dell will retain the title of Chairman of the Board and will remain deeply involved in Dell’s day-to-day business. Mr. Dell is a member of the U.S. Business Council, the IT Governor of the World Business Council, the Computer Systems Policy Project and the executive committee of the International Business Council and serves on the U.S. President’s Council of Advisors on Science and Technology.

William H. Gray, III Age: 62 Director since November 2000 Board committees: Audit, Governance and Nominating	Mr. Gray is the President and Chief Executive Officer of The College Fund/ UNCF, positions he has held since September 1991. Mr. Gray has served as the Senior Minister of the Bright Hope Baptist Church in Philadelphia since 1972. From 1979 to 1991, Mr. Gray served as a United States Congressman from Pennsylvania. During his tenure, he was Chairman of the House Budget Committee, a member of the Appropriations Committee, Chairman of the House Democratic Caucus and Majority
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Whip. Mr. Gray is also a director of J.P. Morgan Chase & Co., Prudential Financial Inc., Rockwell International Corporation, Visteon Corporation and Pfizer Corporation.

Judy C. Lewent Age: 55 Director since May 2001 Board committees: Finance, Compensation	Ms. Lewent is Executive Vice President, Chief Financial Officer and President, Human Health Asia of Merck & Co., Inc. She has served as Chief Financial Officer of Merck since 1990 and has also held various other financial and management positions since joining Merck in 1980. Ms. Lewent is a director of Motorola, Inc. Ms. Lewent is also a trustee of the Rockefeller Family Trust, a life member of the Massachusetts Institute of Technology Corporation, a director of the National Bureau of Economic Research and a member of the Penn Medicine Board.

Thomas W. Luce, III Age: 63 Director since November 1991 Board committees: Audit	Mr. Luce is a partner with Luce & Williams, Ltd., a business advisory firm. He was formerly Of Counsel with the law firm Hughes & Luce, L.L.P., Dallas, Texas, having co-founded the firm in 1973. From October 1991 through April 1992, Mr. Luce was Chairman of the Board and Chief Executive Officer of First Southwest Company, a Dallas-based investment firm that is a member of the National Association of Securities Dealers, Inc. Mr. Luce is a director for the Library of Congress Trust Fund and Just For the Texas Kids.

Klaus S. Luft Age: 62 Director since March 1995 Board committees: Compensation	Mr. Luft is the founder, owner and President of MATCH — Market Access for Technology Services GmbH, a private company established in 1994 and headquartered in Munich, Germany. MATCH provides sales and marketing services to high technology companies. Since August 1990, Mr. Luft has served and continues to serve as Vice Chairman and International Advisor to Goldman Sachs Europe Limited. From March 1986 to November 1989, he was Chief Executive Officer of Nixdorf Computer AG, where he served for more than 17 years in a variety of executive positions in marketing, manufacturing and finance.
www.dell.com/investor

Alex J. Mandl Age: 60 Director since November 1997 Board committees: Finance (Chair)	Mr. Mandl has been President and Chief Executive Officer of Gemplus International S.A. since August 2002 as well as a member of the Board of Directors of Gemplus International S.A. He has served as Principal of ASM Investments, a company focusing on early stage funding in the technology sector since April 2001. From 1996 to March 2001, Mr. Mandl was Chairman and CEO of Teligent, Inc., which offered business customers an alternative to the Bell Companies for local, long distance and data communication services. With the collapse of the new local competitive telecom (CLEC) industry and the closing of capital markets for this sector, on May 21, 2001 Teligent filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Mandl was AT&T’s President and Chief Operating Officer from 1994 to 1996, and its Executive Vice President and Chief Financial Officer from 1991 to 1993. From 1988 to 1991, Mr. Mandl was Chairman of the Board and Chief Executive Officer of Sea-Land Services Inc. Mr. Mandl is a board member of Haas School of Business at the University of California at Berkeley, Willamette University and the American Enterprise Institute for Public Policy Research.

Michael A. Miles Age: 64 Director since February 1995 Board committees: Compensation (Chair), Governance and Nominating	Mr. Miles is a special limited partner of Forstmann Little and Co. He is the former Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc., having served in those positions from September 1991 to July 1994. Prior to September 1991, Mr. Miles was Vice Chairman and a member of the board of directors of Philip Morris Companies Inc. Mr. Miles is also a director of Time Warner Inc., AMR Corporation, Morgan Stanley, Citadel Broadcasting Corp and Sears, Roebuck and Co. Mr. Miles is also a trustee of Northwestern University.

Samuel A. Nunn, Jr. (Presiding Director) Age: 65 Director since December 1999 Board committees: Audit, Governance and Nominating (Chair)	Mr. Nunn is co-Chairman and Chief Executive Officer of the Nuclear Threat Initiative (NTI), a charitable organization working to reduce the global threats from nuclear, biological and chemical weapons. He was a
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Senior Partner at the law firm of King & Spalding, Atlanta, Georgia, from 1997 until December 2003. From 1972 through 1996, he served as a United States Senator from Georgia. During his tenure as Senator, he served as Chairman of the Senate Armed Services Committee and the Permanent Subcommittee on Investigations. He also served on the Intelligence and Small Business Committees. Mr. Nunn serves as a director of the following publicly-held companies: ChevronTexaco Corporation, The Coca-Cola Company, General Electric Company, Internet Security Systems, Inc. and Scientific-Atlanta, Inc.

Kevin B. Rollins Age: 51 No Board committees	Mr. Rollins currently serves as President and Chief Operating Officer of Dell. In this role, he is responsible for Dell’s day-to-day global operations and, with Mr. Dell, establishes Dell’s strategic direction. Effective at the Annual Meeting, Mr. Rollins will assume the office of Chief Executive Officer. Mr. Rollins joined Dell in April 1996 and served as Senior Vice President, Corporate Strategy; Senior Vice President, General Manager — Americas; and Vice Chairman before being named President and Chief Operating Officer in 2001. For 12 years prior to joining Dell, Mr. Rollins was employed by Bain & Company, an international strategy consulting firm, most recently serving as a director and partner. Mr. Rollins is the Co-Chairman of the President’s Leadership Council at Brigham Young University, where he founded and continues to sponsor the Rollins Center for E-Commerce. In April 2003, Mr. Rollins was appointed by President George W. Bush to serve on the Advisory Committee for Trade Policy and Negotiation, offering counsel to the U.S. Trade Representative on matters of policy affecting national interests. Mr. Rollins is also active in the American Enterprise Institute.
www.dell.com/investor

Corporate Governance

Corporate Governance Principles — The Board of Directors believes that adherence to sound corporate governance policies and practices is important in ensuring that Dell is governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of its stockholders. The Board maintains a set of Corporate Governance Principles, which provide an effective corporate governance framework for Dell, intending to reflect a set of core values that provide the foundation for Dell’s governance and management systems and its interactions with others. A copy of those principles can be found on Dell’s website at www.dell.com/corporategovernance.

Director Independence — The Board believes that the interests of the stockholders are best served by having a substantial number of objective, independent representatives on the Board. For this purpose, a director will be considered to be “independent” only if the Board affirmatively determines that the director does not have any direct or indirect material relationship with Dell that may impair, or appear to impair, the director’s ability to make independent judgments.

The Board has recently evaluated all relationships between each director and Dell and has made the following determinations with respect to each director’s independence:

Director	Status[a]

Mr. Carty	Independent
Mr. Dell	Not independent [b]
Mr. Gray	Independent
Ms. Lewent	Independent
Mr. Luce	Independent[c]
Mr. Luft	Independent
Mr. Mandl	Independent
Mr. Miles	Independent
Mr. Nunn	Independent[d]
Mr. Rollins	Not independent [e]

a –	Unless otherwise noted, the Board’s determination that a director is independent was made on the basis of the standards set forth in the Corporate Governance Principles.

b –	Mr. Dell is Dell’s Chairman and Chief Executive Officer and, therefore, is not independent in accordance with the standards set forth in the Corporate Governance Principles.

c –	During fiscal 2004, Mr. Luce was Of Counsel with the law firm of Hughes & Luce L.L.P., Dallas, Texas. Dell periodically retains Hughes & Luce to provide legal services and during fiscal 2004 paid that firm approximately $280,000 in legal fees for services rendered in fiscal 2004, which was less than 1% of that firm’s gross revenues for its last full fiscal year. The Board has concluded that this relationship is not material and does not otherwise impair, or appear to impair, Mr. Luce’s ability to make independent judgments and, therefore, does not prevent Mr. Luce from being an independent director. In making that determination, the Board considered the following factors: Mr. Luce no longer practices law through Hughes & Luce nor did he

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otherwise personally provide any legal services to Dell; Mr. Luce received a fixed monthly stipend from Hughes & Luce, which was unrelated to the amount of fees paid to the firm by Dell or any other client; and the amount of fees paid to Hughes & Luce by Dell is insignificant both to Dell and the firm.

d –	Until January 1, 2004, Mr. Nunn was a Senior Partner with the law firm of King & Spalding, Atlanta, Georgia. Dell has in the past retained King & Spalding to provide legal services to Dell and during fiscal 2004 paid that firm approximately $3,000 in legal fees for services rendered in fiscal 2004, which was less than 1% of that firm’s gross revenues for its last full fiscal year. The Board has concluded that this relationship is not material and does not otherwise impair, or appear to impair, Mr. Nunn’s ability to make independent judgments and, therefore, does not prevent Mr. Nunn from being an independent director. In making that determination, the Board considered the following factors: Mr. Nunn did not personally provide any legal services to Dell; and the amount of fees paid to King & Spalding by Dell is insignificant both to Dell and the firm.

e –	Mr. Rollins is currently President and Chief Operating Officer of Dell and, effective at the Annual Meeting, will assume the office of Chief Executive Officer. Therefore, Mr. Rollins is not independent in accordance with the standards set forth in the Corporate Governance Principles.

The Board will continue to monitor the standards for director independence established under applicable law or Nasdaq listing requirements and will ensure that Dell’s Corporate Governance Principles continue to be consistent with those standards.

Dell purchases services, supplies and equipment in the normal course of business from many suppliers and sells or leases products and services to many customers. In some instances, these transactions occur with companies with which members of the Board of Directors have relationships as directors or executive officers. For fiscal 2004, none of these transactions was significant or reportable, either individually or collectively.

Committees — The Board maintains the following committees to assist it in discharging its oversight responsibilities:

•	Audit Committee — The Audit Committee assists the Board in fulfilling its responsibilities to provide oversight with respect to Dell’s financial statements and reports and other disclosures provided to stockholders, the system of internal controls, the audit process and legal and ethical compliance. Its primary duties include reviewing the scope and adequacy of Dell’s internal accounting and financial controls; reviewing the scope and results of the audit plans of Dell’s independent and internal auditors; reviewing the objectivity, effectiveness and resources of the internal audit function; appraising Dell’s financial reporting activities and the accounting standards and principles followed; and reviewing and approving ethics and compliance policies. The Audit Committee also selects, engages, compensates and oversees Dell’s independent auditors and pre-approves all services to be performed by them.

The Audit Committee is comprised entirely of directors who satisfy the standards of independence established under Dell’s Corporate Governance Principles, as well as additional or supplemental independence standards applicable to audit committee members established under applicable law and Nasdaq listing requirements. The Board has determined that Mr. Carty, the current Chair of the Audit Committee, is a “financial expert” within the meaning of the current rules of the Securities and Exchange Commission.

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•	Compensation Committee — The Compensation Committee reviews and approves, on behalf of the Board, the amounts and types of compensation to be paid to Dell’s executive officers and the non-employee directors; reviews and approves, on behalf of the Board, all bonus and equity compensation to be paid to other Dell employees; and administers Dell’s stock-based compensation plans. The Compensation Committee is comprised entirely of directors who satisfy the standards of independence established in Dell’s Corporate Governance Principles, as well as additional or supplemental independence standards applicable to compensation committee members established under applicable law and Nasdaq listing requirements.

•	Governance and Nominating Committee — The Governance and Nominating Committee oversees all matters of corporate governance for Dell, including formulating and recommending to the full Board governance policies and processes and monitoring and safeguarding the independence of the Board, and selects, evaluates and recommends to the full Board qualified candidates for election or appointment to the Board. This committee also recommends the structure and membership of the Board committees and administers an annual self-evaluation of Board performance. The Governance and Nominating Committee is comprised entirely of directors who satisfy the standards of independence established in Dell’s Corporate Governance Principles, as well as additional or supplemental independence standards applicable to nominating committee members established under applicable law and Nasdaq listing requirements.

For information regarding the Governance and Nominating Committee’s policies and processes for identifying, evaluating and selecting director candidates, including candidates recommended by stockholders, see “Additional Information — Director Nomination Process” below.

•	Finance Committee — The Finance Committee oversees all areas of corporate finance for Dell, including capital structure, equity and debt financings, capital expenditures, cash management, banking activities and relationships, investments, foreign exchange activities and share repurchase activities.

Each committee is governed by a written charter approved by the full Board. These charters form an integral part of the Corporate Governance Principles and a copy of each charter can be found with those principles on Dell’s website at www.dell.com/corporategovernance. In addition, a copy of the Audit Committee Charter is included as Exhibit A to this Proxy Statement.

Meetings and Attendance — During fiscal 2004, the full Board held six meetings, the Audit Committee met nine times, the Compensation Committee met five times, the Governance and Nominating Committee met five times and the Finance Committee met four times. All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served.

It is Dell’s policy that each director is expected to attend the annual meeting of stockholders, and that policy has been incorporated into the Corporate Governance Principles. Eight of Dell’s ten directors attended last year’s stockholders meeting.

www.dell.com/investor

Communicating with Directors — Dell stockholders may send communications to the Board of Directors as a whole, the independent directors as a group, any Board committee, the Presiding Director or any other individual member of the Board. Any stockholder who wishes to send such a communication may obtain the appropriate contact information at www.dell.com/ boardofdirectors. The Board has implemented procedures for processing stockholder communications, and a description of those procedures can also be found at www.dell.com/ boardofdirectors.

Director Compensation

Mr. Dell and Mr. Rollins will be the only directors who are also Dell employees, and they will not receive any additional compensation for serving on the Board of Directors.

Annual Retainer Fee — Each non-employee director receives an annual retainer fee, which was $60,000 during fiscal 2004. The director can receive that amount in cash, can defer all or a portion of it into a deferred compensation plan or, at the discretion of the Compensation Committee, can receive fair market value stock options or restricted stock in lieu of cash. Amounts deferred into the deferred compensation plan are payable in a lump sum or in installments beginning upon termination of service as a director. The number of options or shares of restricted stock received in lieu of the annual retainer fee (or the method of computing the number) and the terms and conditions of those awards are determined from time to time by the Compensation Committee.

Option or Stock Awards — The non-employee directors are also eligible for stock option and restricted stock awards. The number of options or shares awarded, as well as the other terms and conditions of the awards (such as vesting and exercisability schedules and termination provisions) are generally within the discretion of the Compensation Committee, except that (1) no non-employee director may receive awards (not including awards in lieu of annual cash retainer) covering more than 50,000 shares of stock in any year (other than the year the director joins the Board, when the limit is two times the normal annual limit), (2) no more than 20% of the awards granted to a non-employee director during a year (not including awards in lieu of annual cash retainer) may consist of restricted stock, (3) the exercise price of any option cannot be less than the fair market value of the stock on the date of grant and (4) no option can become exercisable, and no share of restricted stock can become transferable, earlier than six months from the date of grant. In addition, like all options granted under Dell’s 2002 Long-Term Incentive Plan, no option granted to non-employee directors can be “repriced” if the effect would be to reduce the exercise price per share.

Other Benefits — Dell reimburses directors for the reasonable expenses associated with attending Board meetings and provides them with liability insurance coverage for their activities as directors of Dell.

Under Dell’s Certificate of Incorporation and Bylaws, the directors are entitled to indemnification from Dell to the fullest extent permitted by Delaware corporate law. Dell has entered into indemnification agreements with each of the non-employee

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directors. Those agreements do not increase the extent or scope of the indemnification provided, but were entered into to establish processes and procedures for indemnification claims.

Compensation During Fiscal 2004 — The following table describes the compensation paid to the non-employee directors for the last fiscal year.

	Cash	Options
Name	Payments	Granted[a]

Mr. Carty	$60,000	11,996
Mr. Gray	60,000	11,996
Ms. Lewent[b]	0	17,395
Mr. Luce[b]	0	17,395
Mr. Luft	60,000	11,996
Mr. Mandl	60,000	11,996
Mr. Miles	60,000	11,996
Mr. Nunn[b]	0	17,395
Mr. Topfer[b]	0	17,395

a –	Effective July 18, 2003, each non-employee director received options to purchase 11,996 shares of common stock with an exercise price of $33.345 per share. The options vest and become exercisable ratably over five years (20% per year), so long as the director remains a member of the Board. The options terminate when the director ceases to be a member of the Board (if the Board demands or requests the director’s resignation), 90 days after the director ceases to be a member of the Board (if the director resigns for any other reason) or one year after the director ceases to be a member of the Board because of death or permanent disability. In any event, the options terminate ten years from the date of grant. The options are transferable to family members under specified conditions.

b –	Elected to receive options in lieu of the annual retainer. The number of options granted (5,399) was determined by dividing 300% of the foregone retainer amount by the exercise price, which was set at the market value of the common stock on the date of grant ($33.345). The options are fully vested, but they become exercisable ratably over five years (20% per year). The options terminate on the tenth anniversary of the date of grant. These options are also transferable to family members under specified conditions.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP as Dell’s independent auditors for fiscal 2005, and the Board is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the charter of the Audit Committee, require Dell’s independent auditors to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of independent auditors to be an important matter of stockholder concern and considers a proposal for stockholders to ratify such selection to be an important opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance.

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The Board of Directors recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as Dell’s independent auditors for fiscal 2005.

Approval of this proposal requires the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.

Independent Auditor Information

PricewaterhouseCoopers LLP is a registered public accounting firm and has been Dell’s independent auditors since 1986. In addition to retaining PricewaterhouseCoopers LLP to audit Dell’s financial statements, Dell engages the firm from time to time to perform other services. The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP in connection with services rendered during the last two fiscal years (in millions).

Fee Type	Fiscal 2004	Fiscal 2003

Audit fees[a]	$3.9	$3.5
Audit-related fees[b]	1.2	.9
Tax fees[c]	1.9	1.6
All other fees[d]	—	1.4

Total	$7.0	$7.4

a –	Includes fees billed for professional services rendered in connection with the audit of the annual financial statements (including the financial statements of Dell Financial Services L.P., a consolidated subsidiary), for the review of the quarterly financial statements and for the statutory audits of international subsidiaries.

b –	Includes fees billed for professional services rendered in connection with assurance and other activities not explicitly related to the audit of Dell’s financial statements, including the audits of Dell’s employee benefit plans, contract compliance reviews and accounting research.

c –	Includes fees billed for domestic and international income tax compliance and tax audits, corporate-wide tax planning and executive tax consulting and return preparation.

d –	Includes fees billed for financial systems design and implementation services prior to the sale of PricewaterhouseCoopers LLP’s consulting business to IBM in fiscal 2003.

The Audit Committee has adopted a policy requiring pre-approval by the committee of all services (audit and non-audit) to be provided to Dell by its independent auditor. In accordance with that policy, the Audit Committee has given its approval for the provision of audit services by PricewaterhouseCoopers LLP for fiscal 2005 and has also given its approval for up to a year in advance for the provision by PricewaterhouseCoopers LLP of particular categories or types of audit-related, tax and permitted non-audit services, in each case subject to a specific budget. In cases where the Audit Committee’s pre-approval is not covered by one of those approvals, the Chair of the Audit Committee has the delegated authority to pre-approve the provision of services, and such pre-approvals are then communicated to the full Audit Committee.

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Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so.

PROPOSAL 3 —	STOCKHOLDER PROPOSAL RELATING TO EXPENSING STOCK OPTIONS

The AFL-CIO Reserve Fund (the “AFL-CIO Fund”), which beneficially owns 1,600 shares of Dell common stock, has requested that a proposal regarding the expensing of stock options be presented for stockholder vote at the annual meeting. The proposal, along with the AFL-CIO Fund’s supporting statement, is included verbatim below. The AFL-CIO Fund’s request was submitted by the American Federation of Labor and Congress of Industrial Organizations, 815 Sixteenth Street, N.W., Washington, D.C. 20006.

For the reasons set forth following the proposal and supporting statement, management of Dell disagrees with the AFL-CIO Fund’s proposal and supporting statement.

The Board of Directors recommends a vote “AGAINST” the AFL-CIO Fund’s proposal.

Approval of the AFL-CIO Fund’s proposal requires the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.

The AFL-CIO Fund’s Proposal and Supporting Statement

Shareholder Resolution

RESOLVED: The shareholders of Dell Inc. (the “Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the cost of all stock options issued by the Company.

Supporting Statement

We believe our Company should follow the example of companies like Microsoft that have voluntarily agreed to expense stock options. According to a September 4, 2003 report by Bear Stearns, 356 companies have announced their intention of expensing options, including 39 percent of the S&P 500 Index as measured by market capitalization.

Current accounting rules allow companies to choose between two alternatives when reporting fixed-price stock option awards like those made by our Company: they can “expense” the awards and recognize their cost in the income statement; or they can describe in a footnote in the annual report the effect of the awards on diluted earnings per share. Our Company has elected footnote disclosure rather that expensing.

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We believe the failure to expense stock options distorts reported earnings, because, if options are not expensed, a company that pays its executives in stock options appears to have lower compensation costs and therefore artificially higher earnings. As former Enron CEO Jeffrey Skilling explained in his Congressional testimony, “you issue stock options to reduce compensation expense and, therefore, increase your profitability.”

We oppose giving one particular form of executive pay preferential accounting treatment — in this case, fixed-price stock options — over other forms of compensation that may better align the interests of executives and shareholders. For example, under the current accounting rules all companies are required to expense performance-vesting stock awards as well as performance-based stock options whose exercise price is indexed to a peer group.

Many institutional investors, government regulators, and corporate governance advocates are in favor of expensing stock options. These include the Conference Board Commission on Public Trust and Private Enterprise, the Council of Institutional Investors, the Financial Economists Roundtable, Institutional Shareholder Services, Berkshire Hathaway CEO Warren Buffett, Securities and Exchange Commission Chairman William Donaldson, Public Company Accounting Oversight Board Chairman William McDonough, and Federal Reserve Chairman Alan Greenspan.

The Financial Accounting Standards Board has also voted to require stock option expensing in 2005. While the mandatory expensing of stock options appears to be inevitable, we believe that voluntarily expensing options sends a signal to investors that a company is committed to accounting transparency and corporate governance best practices.

We urge shareholders to vote FOR this proposal.

Dell’s Statement in Opposition to the AFL-CIO Fund’s Proposal

Management of Dell is committed to the highest standards of corporate governance and fully supports all efforts to provide investors with the highest degree of integrity, quality and transparency in financial reporting and disclosures. In accordance with generally accepted accounting principles, Dell currently reports the pro forma financial effects of stock options under the caption “Pro Forma Effects of Stock-Based Compensation” in the notes to its consolidated financial statements. These disclosures contain a detailed description of the pro forma effect that expensing stock options would have had on reported net income and earnings per share.

Dell understands that stock options are a form of compensation but, for the following reasons, believes that it would not be in the best interests of Dell stockholders to change its accounting treatment of stock options at this time:

•	Current option valuation and expensing models yield inconsistent and often misleading results. Any consistent, meaningful expensing standard will require the resolution of a number of complex issues regarding appropriate accounting and valuation methodologies.

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Expensing stock options requires a company to construct a hypothetical fair value for the options that is intended to reflect the cost incurred by the issuing company. Dell does not believe that current pricing models, which continue to be debated by the academic, business and financial communities, generate a reliable fair value for employee stock options. Those models require the input of highly subjective assumptions and disregard unique, restrictive aspects of employee stock options, such as nontransferability, early exercise and cancellations. In addition, current expensing models require the resolution of a number of complex accounting issues in order to ensure that the compensation expense associated with stock options more closely reflects the cost of issuing the stock options. As a result of these valuation and accounting issues, current expensing models yield varying and misleading results, generally tend to overstate the fair value of employee stock options and result in degradation in financial statement comparability.

•	The Financial Accounting Standards Board (the “FASB”), which sets the accounting and financial reporting standards for U.S. public companies, has recently issued a proposal for expensing stock-based compensation, which attempts to address many of the complex accounting and valuation issues.

The FASB has been actively studying and exploring the concept of expensing stock-based compensation, and on March 31, 2004, issued an exposure draft of a proposed standard for expensing stock options. Under that proposed standard, which is still subject to further public hearing and debate, Dell would be required to start expensing stock options at the beginning of next fiscal year. In the course of formulating its expensing standard, the FASB has addressed, and will continue to analyze, many of the complex issues surrounding how the expense should be computed and reported. Once the FASB standard is finalized, all U.S. public companies will be subject to the same valuation and reporting methodology.

•	Expensing stock options before the adoption of the final FASB standard would result in confusing disclosures to investors and would do little to enhance the transparency, understandability and comparability of financial reporting.

Dell does not believe that expensing employee stock options using existing pricing models will improve financial statement reliability, comparability or transparency. Rather, Dell believes that it is in the best interests of stockholders to wait until the FASB has issued a final, consistent standard for expensing stock options and then to report its stock-based compensation expense in accordance with that standard.

Until the FASB has issued a final expensing standard, Dell will continue to report the pro forma effect of expensing stock options in its financial statement footnotes, in accordance with current generally accepted accounting principles. This method gives investors the full range of information they need to consider the financial impact of the issuance of stock options; allows investors to consider, at their discretion, whether to include this information in their analyses of a company’s financial results; and provides an effective tool for enhancing comparability among companies’ reported results.

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For all of these reasons, the Board of Directors strongly urges Dell stockholders to vote against the AFL-CIO Fund’s proposal to expense stock options.

EXECUTIVE COMPENSATION

Compensation Committee Report

Dell’s mission is to be the most successful computer systems and services company in the world by delivering the best customer experience in the markets we serve. To accomplish this objective, Dell has developed a comprehensive business strategy that emphasizes maximizing long-term stockholder value through superior financial performance, quality and customer and employee satisfaction.

Compensation Philosophy

The Compensation Committee of the Board of Directors is committed to implementing a compensation program that furthers Dell’s mission. The committee therefore adheres to the following compensation policies, which are designed to support the achievement of Dell’s business strategies:

•	Executives’ total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified corporate, region, business segment and individual performance goals.

•	A significant amount of pay for senior executives should be comprised of long- term, at-risk pay to align management interests and that of stockholders.

•	The at-risk components of pay should be heavily weighted toward equity-based pay opportunities. Encouraging long-term ownership of Dell stock focuses management on profitable growth and total stockholder return.

•	Total compensation opportunities should enhance Dell’s ability to attract, retain and develop exceptionally knowledgeable and experienced executives upon whom, in large part, the successful operation and management of Dell depends.

•	Base compensation should be targeted at the median of compensation paid to executives of similar high-tech and other large, global general industrial companies.

•	If Dell’s performance exceeds that of its peers, total compensation should be paid above market median, commensurate with the level of success achieved.

The committee compares total compensation levels for Dell’s senior executives to the compensation paid to executives of a peer group comprised primarily of similar high-tech and other large general industrial companies. Each year, management develops the peer group based on similar sales volumes, market capitalization, employment levels and lines of business, and the compensation committee reviews

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and approves that selection. For fiscal 2004, the peer group consisted of approximately 20 companies and includes companies that Dell competes with for employees in addition to industry-product competitors.

Internal Revenue Code Section 162(m) generally limits the U.S. corporate income tax deduction for compensation paid to certain executive officers to $1 million, unless the compensation is “performance based compensation” or qualifies under certain other exceptions. In designing Dell’s compensation programs, the committee carefully considers the effect of this provision together with other factors relevant to the needs of the business. We have historically taken, and intend to continue taking, such steps as we deem reasonably practicable to minimize the impact of Section 162(m).

Components of Compensation

The key elements of Dell’s executive compensation program are base salary, short-term (annual) incentive and long-term incentive compensation. These elements are addressed separately below.

The committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, we consider all elements of a senior executive’s total compensation package, including insurance and other benefits.

Base Salaries — Base salaries are targeted at median levels for the peer group of companies and are adjusted to recognize varying levels of responsibility, individual performance, business segment performance and internal equity issues, as well as external pay practices. We review each senior executive’s base salary annually.

Short-Term Incentives — Short-term incentives for fiscal 2004 were paid pursuant to Dell’s Executive Incentive Bonus Plan. This plan was designed to comply with the performance-based compensation exemption under Internal Revenue Code Section 162(m) and was approved by stockholders at the 2003 annual meeting.

Under this plan, the committee establishes a specific annual performance target for each executive officer. The performance target is represented as a specific percentage of consolidated net income and may not exceed 0.5%. We have the discretion to reduce (but not increase) an executive’s bonus amount from the amount that would otherwise be payable under the established performance target. Although the plan does not specify factors the committee will evaluate, we evaluate, among other things, overall company and business segment financial performance, as well as non-financial company performance, in determining the appropriate final incentive bonus payout for each executive.

For fiscal 2004, the committee established a specific percentage of consolidated net income for each executive officer. At the end of the year, we certified that the performance targets had been achieved and that incentive bonus amounts could be paid. In determining the actual incentive bonus amount to be paid to each executive officer, we considered several factors, including company and business segment revenue growth, operating profit margin and non-financial performance relating to improvements in customer satisfaction, product leadership and globalization. Based on an evaluation of these factors, we modified bonus payout amounts. The amounts

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paid to the Named Executive Officers are set forth in the Summary Compensation Table.

Long-Term Incentives — In keeping with Dell’s philosophy of providing a total compensation package that favors at-risk components of pay, long-term incentives comprise a significant component of a senior executive’s total compensation package. These incentives are designed to motivate and reward executives for maximizing stockholder value and encourage the long-term employment of key employees.

When awarding long-term incentives, the committee considers an executive’s level of responsibility, prior experience and individual performance criteria, as well as the compensation practices of the peer group of companies used to evaluate total compensation. Our objective is to provide executives with above-average long-term incentive award opportunities. The long-term incentive program is designed to be highly leveraged, ensuring if Dell’s stockholder returns exceed industry norms, actual gains will exceed industry norms.

The size of stock option grants is based primarily on the dollar value of the award granted. As a result, the number of shares underlying stock option awards varies and is dependent on the price of Dell’s common stock on the date of grant. The size of the award can also be adjusted based on individual factors.

In March and September 2003, Dell granted stock options with an exercise price set at the fair market value on the date of grant as part of the semi-annual stock option grant cycle. These options generally vest ratably over five years (20% per year) beginning on the first anniversary of the date of grant. The size of each award was determined based on the criteria for awarding long-term incentives stated above.

Because the exercise price of these options is equal to the fair market value of Dell’s common stock on the date of grant, the options have value only if the stock price appreciates from the value on the date the options were granted. This design is intended to focus executives on the enhancement of stockholder value over the long-term and to encourage equity ownership in Dell.

In fiscal 2004, awards were accrued under the Long-Term Cash Incentive Bonus Program for all executive officers other than Mr. Dell and Mr. Rollins. This program, which was approved in March 2003, is designed to recognize achievement of Dell’s long-term growth and profitability goals, which we consider to be important contributors to long-term stockholder value. The amount accrued during fiscal 2004 for each participating executive was equal to 150% of the executive’s annual cash bonus for fiscal 2004. Assuming continued employment and eligibility, these awards will be paid in 2007 if specified cumulative performance thresholds are met over the four-year performance period.

Compensation of the Chief Executive Officer

In fiscal 2004, Mr. Dell’s annualized base salary remained at $950,000. Mr. Dell’s salary remains below the median base salary earnings for chief executive officers of the peer group of companies. The committee continues to focus on the performance-based elements of Mr. Dell’s compensation package, with less emphasis on fixed base pay.

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As a result of Company performance in fiscal 2004, Mr. Dell received an incentive bonus equal to 144% of his target bonus.

Mr. Dell received stock option grants of 400,000 shares in March 2003 and 400,000 shares in September 2003. These grants vest ratably over five years (20% per year) beginning on the first anniversary of the date of each grant. We granted the options to provide a competitive level of long-term incentive value, consistent with our philosophy vis-a-vis the market.

Conclusion

We believe these executive compensation policies and programs serve the interests of stockholders and Dell effectively. The various pay vehicles offered are carefully designed to provide increased motivation for senior executives to contribute to Dell’s overall future success, thereby enhancing the value of Dell for the stockholders’ benefit.

THE COMPENSATION COMMITTEE

MICHAEL A. MILES, Chair
JUDY C. LEWENT
KLAUS S. LUFT

Compensation Committee Interlocks and Insider Participation

Neither Mr. Miles, Ms. Lewent nor Mr. Luft is an officer or employee, or former officer or employee, of Dell or any of its subsidiaries. No interlocking relationship exists between the members of Dell’s Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

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Summary Compensation Table

The following table summarizes the total compensation, for each of the last three fiscal years, for Mr. Dell and the four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2004. These persons are referred to as the “Named Executive Officers.”

						Long-Term
						Compensation Awards

		Annual Compensation				Restricted	Shares
Name and	Fiscal					Stock	Underlying	All Other
Principal Position	Year	Salary	Bonus		Other[a]	Awards	Options[b]	Compensation[c]

Michael S. Dell	2004	$950,000	$2,052,000		—	—	800,000	$6,973
Chairman of the Board,	2003	950,000	2,479,500		—	—	500,000	6,973
Chief Executive Officer	2002	925,962	347,236	[d]	—	—	1,000,000	34,499
Kevin B. Rollins	2004	797,115	1,721,768		—	—	800,000	8,123
President and Chief	2003	770,962	2,012,210		—	—	500,000	8,073
Operating Officer	2002	721,154	243,389	[d]	—	—	5,350,000	11,904
James M. Schneider	2004	500,000	720,000		—	—	650,000	7,419
Senior Vice President	2003	417,692	643,507		—	—	400,000	7,064
and Chief Financial	2002	392,308	166,731		—	—	450,000	11,171
Officer
Paul D. Bell	2004	497,115	687,019		$763,623	—	300,000	6,596
Senior Vice President	2003	472,115	699,422		748,623	—	400,000	6,564
Europe, Middle East	2002	444,231	188,798	[d]	596,190	—	1,400,000	7,513
and Africa
Rosendo G. Parra	2004	497,115	687,019		—	—	300,000	27,892
Senior Vice President,	2003	472,115	699,422		—	—	400,000	14,640
Americas	2002	435,577	185,120	[d]	—	—	1,400,000	31,354

a –	Includes the cost of providing various perquisites and personal benefits if the amount exceeds $50,000 in any year. The amounts for Mr. Bell consist of payments made in connection with his expatriate assignment (to cover housing, automobile and other expenses, as well as tax equalization).

b –	Does not include options granted in lieu of annual bonus under the Executive Stock Ownership Incentive Program (see note d). For information regarding the stock option grants made during fiscal 2004, see the table below entitled “Option Grants in Last Fiscal Year.”

c –	Includes the value of Dell’s contributions to the company-sponsored 401(k) plan and deferred compensation plan and the amount paid by Dell for term life insurance coverage under health and welfare plans.

d –	Elected to receive options in lieu of this annual bonus under the Executive Stock Ownership Incentive Program under which the executives could elect to receive options in lieu of their annual bonus. The exercise price of the options is 80% of the fair market value of the common stock on the date of grant, and the number of shares awarded is calculated by dividing the designated bonus amount by 20% of the fair market value of the common stock on the date of grant. These options vest and become exercisable with respect to 50% of the underlying shares on each of the first two anniversaries of the date of grant. This program was discontinued in fiscal 2003.

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Stock Options

The following table sets forth certain information about the stock option awards that were made to the Named Executive Officers during fiscal 2004.

OPTION GRANTS IN LAST FISCAL YEARa

		Percentage
	Number of	of Total		Fair
	Shares	Options		Market
	Underlying	Granted to	Exercise	Value on			Grant Date
	Options	Employees In	Price Per	Grant	Grant	Expiration	Present
Name	Granted	Fiscal Year	Share	Date	Date	Date	Value[b]

Mr. Dell	400,000	0.77%	$26.19	$26.19	3/6/03	3/6/13	$3,516,000
	400,000	0.77%	34.24	34.24	9/4/03	9/4/13	4,736,000
Mr. Rollins	400,000	0.77%	26.19	26.19	3/6/03	3/6/13	3,516,000
	400,000	0.77%	34.24	34.24	9/4/03	9/4/13	4,736,000
Mr. Schneider	500,000	0.96%	26.19	26.19	3/6/03	3/6/13	4,395,000
	150,000	0.29%	34.24	34.24	9/4/03	9/4/13	1,776,000
Mr. Bell	150,000	0.29%	26.19	26.19	3/6/03	3/6/13	1,318,500
	150,000	0.29%	34.24	34.24	9/4/03	9/4/13	1,776,000
Mr. Parra	150,000	0.29%	26.19	26.19	3/6/03	3/6/13	1,318,500
	150,000	0.29%	34.24	34.24	9/4/03	9/4/13	1,776,000

a –	All options described in this table vest and become exercisable ratably over five years (20% per year) beginning on the first anniversary of the date of grant. The options are transferable to family members under specified circumstances.

b –	Calculated using the Black-Scholes option pricing model with the following material assumptions: (1) a risk-free interest rate of 2.99%; (2) a volatility rate of 43%, which was estimated using expected volatility as well as other economic data; (3) a dividend rate of 0%; and (4) an expected option term of 3.8 years, which was determined on the basis of an evaluation of the historical stock option behavior of Dell employees as well as other relevant factors. These assumptions are the same as those used to estimate the fair value of employee stock options for purposes of the FAS 123 disclosures in Dell’s financial statements. The actual value realized will depend on the difference between the market value of the common stock on the date the option is exercised and the exercise price.

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The following table sets forth certain information about option exercises during fiscal 2004 by the Named Executive Officers and the value of their unexercised options at the end of the year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at Fiscal Year-End		at Fiscal Year-End[b]
	Acquired	Value
Name	On Exercise	Realized[a]	Exercisable	Unexercisable	Exercisable	Unexercisable

Mr. Dell	0	$0	13,509,786	4,483,589	$194,635,444	$20,285,064
Mr. Rollins	1,170,000	35,942,289	7,877,575	5,194,791	137,927,998	36,222,980
Mr. Schneider	1,136,000	30,089,150	868,249	1,591,040	8,522,534	9,096,707
Mr. Bell	0	0	1,528,468	1,852,884	9,625,787	11,946,508
Mr. Parra	601,216	4,065,266	580,297	1,772,882	1,363,687	11,817,018

a –	If the shares were sold immediately upon exercise, the value realized was calculated using the difference between the actual sales price and the exercise price. Otherwise, the value realized was calculated using the difference between the closing price of the common stock on the date of exercise and the exercise price.

b –	Amounts were calculated using the closing price of the common stock in the last trading day of fiscal 2004 ($33.44).

Equity Compensation Plans

Equity Compensation Plans Approved by Stockholders

Stock Option Plans — Dell stockholders have approved the 1989 Stock Option Plan, the 1994 Incentive Plan and the 2002 Long-Term Incentive Plan. Although options are still outstanding under the 1989 and 1994 plans, no shares are available for future awards. Dell currently uses the 2002 Long-Term Incentive Plan for stock-based incentive awards. These awards can be in the form of stock options, stock appreciation rights and restricted stock. Stock options are generally issued at the fair market value on the date of grant and typically vest ratably over five years.

Employee Stock Purchase Plan — Dell maintains an employee stock purchase plan that is available to substantially all employees. Participating employees may purchase common stock at the end of each participation period at a purchase price equal to 85% of the lower of the fair market value of the stock at the beginning or the end of the period. The six-month participation periods run from January to June and from July to December each year. Employees may contribute up to 15% of their base compensation to the plan subject to certain IRS limits on stock purchases through the plan. This plan has been approved by stockholders.

Equity Compensation Plans Not Approved by Stockholders

Broad Based Stock Option Plan — In October 1998, the Board of Directors approved the Broad Based Stock Option Plan, which permitted awards of fair market value stock options to non-executive employees. This plan was terminated by the Board in November 2002, and options are no longer being awarded under this plan.

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EQUITY COMPENSATION PLAN INFORMATION

			Number of Securities
			Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (excluding securities
Plan Category	Outstanding Options	Outstanding Options	reflected in first column)

Plans approved by stockholders	370,167,856	$28.10	352,270,046 [a]
Plans not approved by stockholders	7,920,324 [b]	$37.90	0 [c]

a –	This number includes 24,885,826 shares that were available for issuance under the Employee Stock Purchase Plan and 327,384,220 shares that were available for issuance under the 2002 Long-Term Incentive Plan. Of the shares available under the 2002 plan, 193,286,789 shares were available to be issued in the form of restricted stock awards.

b –	This is the number of shares that are issuable pursuant to options granted under the Broad Based Stock Option Plan that were outstanding as of the end of fiscal 2004.

c –	The Broad Based Stock Option Plan was terminated in November 2002, and consequently, no shares are available for future awards.

Other Benefit Plans

401(k) Retirement Plan — Dell maintains a 401(k) retirement savings plan that is available to substantially all U.S. employees. Under the terms of the plan, Dell matches 100% of each participant’s voluntary contributions up to 3% of the participant’s compensation. A participant vests ratably in the matching contributions over the first five years of employment (20% per year). Participants may invest their contributions and the matching contributions in a variety of investment choices, including a Dell stock fund, but are not required to invest any specific portion of their contributions in Dell stock.

Deferred Compensation Plan — Dell also maintains a nonqualified deferred compensation plan that is available to executives. Under the terms of this plan, Dell matches 100% of each participant’s voluntary contributions up to 3% of the participant’s compensation. A participant vests ratably in the matching contributions over the first five years of employment (20% per year). A participant’s funds are distributed upon the participant’s death or retirement or, under certain circumstances, at the request of the participant during the participant’s employment.

Employment Agreements and Change-in-Control Arrangements

Substantially all of Dell’s employees enter into a standard employment agreement upon commencement of their employment. The standard employment agreement primarily addresses intellectual property and confidential and proprietary information matters and does not contain provisions regarding compensation or continued employment.

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The Compensation Committee has the authority under Dell’s stock plans to issue awards with provisions that accelerate vesting and exercisability in the event of a change-in-control and to amend existing awards to provide for such acceleration. To date, the Compensation Committee has not elected to include change-in-control acceleration provisions in any awards.

FIVE-YEAR PERFORMANCE GRAPH

The following graph compares the cumulative total return on Dell’s common stock during the last five fiscal years with the S&P 500 Index and the Dow Jones Computer Index during the same period. The graph shows the value, at the end of each of the last five fiscal years, of $100 invested in Dell common stock or the indices on February 1, 1999 and assumes the reinvestment of all dividends. The graph depicts the change in the value of common stock relative to the indices as of the end of each fiscal year and not for any interim period. Historical stock price performance is not necessarily indicative of future stock price performance.

	End of Fiscal Year

	1999	2000	2001	2002	2003	2004

Dell	$100	$75	$50	$54	$48	$67
S&P 500 Index	$100	$106	$105	$88	$67	$88
Dow Jones Computer Index	$100	$124	$114	$71	$49	$68
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STOCK OWNERSHIP

The following table sets forth certain information, as of April 30, 2004, about the ownership of Dell common stock by the directors and executive officers. Dell knows of no person, other than Mr. Dell, who owns more than 5% of the total number of shares outstanding. Unless otherwise indicated, each person named below holds sole investment and voting power over the shares shown.

					Total as a
			Options		Percentage of
	Number of		Exercisable	Total	Shares
	Shares		Within	Beneficial	Outstanding
Beneficial Owner	Owned		60 Days	Ownership	(if 1% or more)[a]

Michael S. Dell	237,987,527	[b]	14,102,256	252,089,783	9.9%
One Dell Way
Round Rock, Texas 78682
Donald J. Carty	0		1,404,613	1,404,613	—
William H. Gray, III	1,000		64,178	65,178	—
Judy C. Lewent	0		37,191	37,191	—
Thomas W. Luce, III	39,778	[c]	69,547	109,325	—
Klaus S. Luft	0		68,209	68,209	—
Alex J. Mandl	1,700	[d]	68,635	70,335	—
Michael A. Miles	534,000		1,417,135	1,951,135	—
Samuel A. Nunn, Jr.	2,000		68,591	70,591	—
Morton L. Topfer	102,361		414,492	516,853	—
Kevin B. Rollins	16,782		9,300,368	9,317,150	—
James M. Schneider	25,988		1,108,249	1,134,237	—
Paul D. Bell	5,649		1,918,468	1,924,117	—
Rosendo G. Parra	261,555	[e]	857,974	1,119,529	—
Directors and executive officers as a group (20 persons)	239,684,003		34,255,045	273,939,048	10.7%

a – Based on the number of shares outstanding (2,527,717,140) at the close of business on April 30, 2004.

b – Does not include 28,449,112 shares held in a separate property trust for Mr. Dell’s spouse.

c – Held in a retirement plan for Mr. Luce.

d – Includes 400 shares held by Mr. Mandl’s spouse and 1,300 shares held in an IRA for Mr. Mandl’s spouse.

e – Includes 15,000 shares held by Mr. Parra’s spouse.

Stock Ownership Requirements

The Board of Directors has established stock ownership guidelines for themselves and Dell’s executive officers to increase their equity stake in Dell and more closely link their interests with those of Dell’s stockholders. Under those guidelines, each

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director and executive officer must attain no later than March 2006, and maintain thereafter, the following minimum investment position in Dell common stock:

•	Non-employee directors — 300% of annual retainer

•	Chairman and Chief Executive Officer — 500% of base salary

•	Other executive officers — 400% of base salary

Persons who assume any of these positions in the future will have three years to attain the specified minimum investment position. Unexercised stock options may not be used to satisfy these minimum ownership requirements, but unvested restricted stock can.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of Dell’s financial reporting process. The Audit Committee’s responsibilities are more fully described in its charter, a copy of which was included as Exhibit A to this Proxy Statement.

Management has the primary responsibility for the preparation and integrity of Dell’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Dell’s independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for fiscal 2004 with Dell’s management and has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, PricewaterhouseCoopers LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with PricewaterhouseCoopers LLP their independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Dell’s Annual Report on Form 10-K for the year ended January 30, 2004, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

DONALD J. CARTY, Chair
WILLIAM H. GRAY, III
THOMAS W. LUCE, III
SAMUEL A. NUNN, JR.

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ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

In February 2003, Mr. Hamlin failed to report timely the exercise of 20,000 options and the sale of the underlying shares, and Mr. Clarke failed to report timely the expiration of call options. Both of these failures were inadvertent and the transactions were reported on Form 4s filed nine days after the prescribed filing deadline.

Record Date; Shares Outstanding

Stockholders of record at the close of business on May 21, 2004, are entitled to vote their shares at the annual meeting. As of that date, there were 2,524,208,466 shares of common stock outstanding and entitled to be voted at the meeting. The holders of those shares are entitled to one vote per share.

Quorum

More than 50% of the stockholders entitled to vote must be represented at the meeting before any business may be conducted. If a quorum is not present, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the meeting.

Proxies; Right to Revoke

By submitting your proxy, you will authorize Michael S. Dell and Thomas H. Welch, Jr. to represent you and vote your shares at the meeting in accordance with your instructions. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

If you attend the meeting, you may vote your shares in person, regardless of whether you have submitted a proxy. In addition, you may revoke your proxy by sending a written notice of revocation to Dell’s Corporate Secretary, by submitting a later-dated proxy or by voting in person at the meeting.

Default Voting

If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR Proposal 1 (Election of Directors), FOR Proposal 2 (Ratification of Independent Auditors) and AGAINST Proposal 3 (Stockholder Proposal Relating to Expensing Stock Options). If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy.

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Tabulation of Votes

American Stock Transfer & Trust Company, the transfer agent, will tabulate and certify the votes.

If your shares are treated as a broker non-vote or abstention, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. Abstentions will also be counted as shares present and entitled to be voted. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted. Thus, broker non-votes will not affect the outcome of the voting on any of the proposals.

If you own shares of Dell through the Dell 401(k) plan for employees, you can direct the trustee to vote the shares held in your account in accordance with your instructions by returning the enclosed proxy card or by registering your instructions via the telephone or Internet as directed on the proxy card. If you wish to instruct the trustee on the voting of shares held in your account, you should submit those instructions no later than July 13, 2004. The trustee will vote shares for which no voting instructions were received on or before that date as directed by the plan fiduciary.

Voting by Street Name Holders

If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder, the record holder will be entitled to vote your shares in its discretion on Proposal 1 (Election of Directors) and Proposal 2 (Ratification of Independent Auditors), but will not be able to vote your shares on Proposal 3 (Stockholder Proposal Relating to Expensing Stock Options) and your shares will be considered a “broker non-vote” on that proposal.

As the beneficial owner of shares, you are invited to attend the annual meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the record holder that holds your shares.

Proxy Solicitation

Dell will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile by officers, directors and regular employees. In addition, Dell will utilize the services of D.F. King & Co., Inc., an independent proxy solicitation firm, and will pay $15,000 plus reasonable expenses as compensation for those services. Dell may also reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners.

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Director Nomination Process

Director Qualifications — The Board of Directors believes that individuals who are nominated by the Board to be a director should have demonstrated notable or significant achievements in business, education or public service; should possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders. The following attributes or qualifications will be considered by the Governance and Nominating Committee in evaluating a person’s candidacy for membership on the Board:

•	Management and leadership experience — Relevant experience should include, at a minimum, a past or current leadership role in a major public company or recognized privately held entity; a past or current leadership role at a prominent educational institution or senior faculty position in an area of study important or relevant to Dell; a past elected or appointed senior government position; or a past or current senior managerial or advisory position with a highly visible nonprofit organization. Consideration will also be given to relevant experience in Dell’s high priority growth areas; demonstrated experience in major challenges Dell faces or a unique understanding of Dell’s business environment; and experience with, exposure to or reputation among a broad subset of Dell’s customer base.

•	Skilled and diverse background — All candidates must possess the aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company, as well as the personal qualities to be able to make a substantial active contribution to Board deliberations, including intelligence and wisdom, self-assuredness, interpersonal and communication skills, courage and inquisitiveness. Consideration will also be given to financial management, reporting and control expertise or other experience that would qualify the candidate as a “financial expert” under established standards, and international experience. Consideration will be given to assuring that the Board, as a whole, adequately reflects the diversity of Dell’s constituencies and the communities in which Dell conducts its business.

•	Integrity and professionalism — The following are essential characteristics for each Board candidate: highest standards of moral and ethical character and personal integrity; independence, objectivity and an intense dedication to serve as a representative of the stockholders; a personal commitment to Dell’s principles and values; and impeccable corporate governance credentials.

Further, each candidate must be willing to commit, as well as have, sufficient time available to discharge the duties of Board membership and should have sufficient years available for service to make a significant contribution to Dell over time.

Selection and Nomination Process — Whenever a vacancy occurs on the Board of Directors, the Governance and Nominating Committee is responsible for identifying

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one or more candidates to fill that vacancy, investigating each candidate, evaluating his or her suitability for service on the Board and recommending a candidate to the full Board. In addition, the committee is responsible for recommending nominees for election or reelection to the Board at each annual meeting of stockholders.

The Governance and Nominating Committee is authorized to use any methods it deems appropriate for identifying candidates for Board membership, including recommendations from current Board members and recommendations from stockholders. The committee may engage outside search firms to identify suitable candidates.

The Governance and Nominating Committee is also authorized to engage in whatever investigation and evaluation processes it deems appropriate, including a thorough review of the candidate’s background, characteristics, qualities and qualifications and personal interviews with the committee as a whole, one or more members of the committee or one or more other Board members.

In formulating its recommendation, the Governance and Nominating Committee will consider not only the findings and conclusions of its investigation and evaluation process, but also the current composition of the Board; the attributes and qualifications of serving Board members; additional attributes, capabilities or qualifications that should be represented on the Board; and whether the candidate could provide those additional attributes, capabilities or qualifications. The committee will not recommend any candidate unless that candidate has indicated a willingness to serve as a director and has agreed to comply, if elected, with the expectations and requirements of Board service.

Stockholder Recommendations — Candidates recommended by Dell stockholders will be considered in the same manner as other candidates. A stockholder who wishes to make such a recommendation should complete a Director Recommendation Form (available from on Dell’s website at www.dell.com/boardofdirectors) and submit it, along with appropriate supporting documentation and information, to the Governance and Nominating Committee, c/o Board Liaison, Dell Inc., One Dell Way, Mail Stop 8033, Round Rock, Texas 78682.

Each stockholder recommendation will be processed expeditiously upon receipt of the completed Director Recommendation Form. If the Governance and Nominating Committee determines that a stockholder-recommended candidate is suitable for Board membership, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next Board vacancy or in connection with the next annual meeting of stockholders. Stockholders who are recommending candidates for nomination in connection with the next annual meeting of stockholders should submit their completed Director Recommendation Forms no later than March 1 of the year of that meeting.

Stockholder Nominations — Stockholders who wish to nominate a person for election as a director (as opposed to making a recommendation to the Governance and Nominating Committee) must follow the procedures described in Article III, Section 12 of the Bylaws, either in addition to or in lieu of making a recommenda-

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tion to the committee. Those procedures are described under “Stockholder Proposals for Next Year’s Meeting — Bylaw Provisions” below.

Re-Election of Existing Directors — In considering whether to recommend directors who are eligible to stand for re-election, the Governance and Nominating Committee may consider a variety of factors, including a director’s contributions to the Board and ability to continue to contribute productively, attendance at Board and committee meetings and compliance with the Corporate Governance Principles (including satisfying the expectations for individual directors), as well as whether the director continues to possess the attributes, capabilities and qualifications considered necessary or desirable for Board service, the results of the annual Board self-evaluation, the independence of the director and the nature and extent of the director’s non-Dell activities.

Stockholder Proposals for Next Year’s Meeting

Bylaw Provisions — In accordance with Dell’s bylaws, a stockholder who desires to present a proposal for consideration at next year’s annual meeting (which is currently scheduled for July 15, 2005) must submit the proposal no later than the close of business on May 18, 2005. The submission should include the proposal and a brief statement of the reasons for it, the name and address of the stockholder (as they appear in Dell’s stock transfer records), the number of Dell shares beneficially owned by the stockholder and a description of any material direct or indirect financial or other interest that the stockholder (or any affiliate or associate) may have in the proposal. Proposals should be addressed to Corporate Secretary, Dell Inc., One Dell Way, Mail Code 8033, Round Rock, Texas 78682-2244.

Inclusion in Next Year’s Proxy Statement — Notwithstanding the bylaw provisions, a stockholder who desires to have his or her proposal included in next year’s proxy statement must deliver the proposal to Dell’s principal executive offices (at the address noted above) no later than the close of business on January 28, 2005.

Presentation at Meeting — For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if (a) Dell receives notice of the proposal before the close of business on April 20, 2005 and advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on April 20, 2005.

Code of Conduct

Dell maintains a Code of Conduct (entitled Winning with Integrity) that is applicable to all of its employees worldwide, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer. That Code of Conduct, which satisfies the requirements of a “code of ethics” under applicable Securities and Exchange Commission rules, contains written standards that are designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely and understandable public disclosures and communications, including financial reporting;

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compliance with applicable laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code. A copy of Dell’s Code of Conduct is posted on Dell’s website at www.dell.com/codeofconduct.

Dell will post any disclosable waivers or amendments to the Code of Conduct on its website at www.dell.com/codeofconduct.

Stockholder List

For at least ten days prior to the meeting, a list of the stockholders entitled to vote at the annual meeting will be available for examination, for purposes germane to the meeting, during ordinary business hours at Dell’s principal executive offices. The list will also be available for examination at the meeting.

Annual Report on Form 10-K

A copy of the fiscal 2004 Annual Report on Form 10-K (without exhibits) is being distributed along with this Proxy Statement. It is also available via the Internet at www.dell.com/investor. In addition, the report (with exhibits) is available at the website maintained by the Securities and Exchange Commission (www.sec.gov).

www.dell.com/investor

EXHIBIT A

DELL INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Charter

Purpose:

Acting pursuant to Section 141 of the Delaware General Corporation Law and Section 1 of Article IV of the Company’s Bylaws, the Board of Directors has established an Audit Committee, which shall be charged with the responsibility of assisting the Board of Directors in fulfilling its fiduciary responsibilities to provide oversight with respect to (a) the integrity of the Company’s financial statements and other financial information provided to stockholders and others, (b) the Company’s system of internal controls, (c) the engagement and performance of the independent auditors, (d) the performance of the internal audit function and (e) compliance with legal requirements and Company policies regarding ethical conduct. In so doing the Committee will provide a focal point for free and open communications among independent directors, the Company’s management, the internal auditors and the independent auditors.

Membership:

The Committee will consist of a minimum of three members of the Board of Directors, all of whom shall be “independent” under the standards set forth in the Company’s Corporate Governance Principles, as well as under any additional or supplemental independence standards applicable to audit committees established under any applicable law, rule or regulation. All such members will be financially literate, with at least one member possessing accounting or financial management expertise and other qualifications necessary to satisfy the requirements of a “financial expert,” as set forth in applicable laws, rules or regulations. The members of the Committee are recommended by the Governance and Nominating Committee and are appointed by and serve at the discretion of the Board of Directors.

Responsibilities:

The responsibilities of the Committee shall include:

External Audit:

       1.      Appointing, retaining, replacing, compensating and overseeing the work of the independent audit firm, which shall report to, and be directly accountable to, the Committee.

       2.      Reviewing annually with the independent auditors and management of the Company the scope and general extent of the proposed audit.

       3.      Reviewing and assuring the independence of the independent auditors. This review shall cover and include services, fees, quality control procedures and a formal written statement from the independent auditors regarding relationships between the

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independent auditors and the Company, consistent with Independence Standard Board Standard No. 1.

       4.      Pre-approving all audit and permitted non-audit services to be performed by the independent auditors.

       5.      Discussing with the independent auditors the matters required to be discussed by Statement on Accounting Standards No. 61 relating to the conduct of the audit.

       6.      Reviewing any problems or difficulties encountered by the independent auditors during the course of the audit.

       7.      Reviewing the use of independent public accountants other than the appointed independent auditors.

       8.      Establishing policies for the hiring of employees and former employees of the independent auditor.

Financial Statements and Reporting:

       1.      Reviewing and discussing with management and the independent auditors the Company’s accounting and financial reporting policies and practices, including any significant changes. This shall include consideration of alternative accounting treatments, significant estimates and judgments, as well as a review of the quality and acceptability of such accounting and reporting policies and practices.

       2.      Reviewing with management and the independent auditors the effect of new or proposed auditing, accounting and reporting standards and management’s plan to implement required changes.

       3.      Reviewing and discussing with management, the independent auditors and the Vice President of Internal Audit significant risks and exposures to the Company and the steps management has taken to minimize or manage such risks.

       4.      Reviewing with the independent auditors and management the results of the independent auditors’ review of the quarterly financial statements, including management’s discussion and analysis and any significant accounting or disclosure issues, prior to filing Quarterly Reports on Form  10-Q with the Securities and Exchange Commission.

       5.      Reviewing the annual audited financial statements, including management’s discussion and analysis, and the results of the audit for each fiscal year of the Company with the independent auditors and appropriate management representatives, and recommending to the Board inclusion of the financial statements in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

       6.      Reviewing the disclosures made by the Chief Executive Officer and the Chief Financial Officer in connection with their required certifications accompanying the Company’s periodic reports to be filed with the Securities and Exchange Commission, including disclosures to the Committee of (a) significant deficiencies in the design or operation of internal controls, (b) significant changes in internal controls and (c) any

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fraud involving management or other employees who have a significant role in the Company’s internal controls.

       7.      Reviewing and discussing the Company’s quarterly financial results and related press release with management and the independent auditors prior to the release of such information to the public.

Internal Controls:

       1.      Reviewing with management, the Vice President of Internal Audit, and the independent auditors the adequacy of the Company’s internal controls, including computerized information system controls and security.

       2.      Reviewing with management the scope and results of management’s evaluation of disclosure controls and assessment of internal controls over financial reporting, including the related certifications to be included in the Company’s periodic reports filed with the Securities and Exchange Commission.

       3.      Reviewing with the independent auditors the scope and results of their review of management’s assessment of internal controls over financial reporting.

Internal Audit:

       1.      Reviewing with the Vice President of Internal Audit the proposed scope and plan for conducting internal audits of Company operations and obtaining reports of significant findings and recommendations, together with management’s corrective action plans.

       2.      Ensuring the internal audit function has sufficient authority, support and access to Company personnel, facilities and records to carry out its work without restrictions or limitations.

       3.      Reviewing the internal audit function of the Company, including its charter, plans, activities, staffing and organizational structure.

       4.      Reviewing progress of the internal audit program, key findings and management’s action plans to address findings.

       5.      Reviewing and agreeing with the appointment, replacement or dismissal of the Vice President of Internal Audit.

Compliance:

       1.      Periodically reviewing the Company’s policies with respect to legal compliance, conflicts of interest and ethical conduct.

       2.      Ensuring the adequacy of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting control or auditing matters, including the confidential submission of complaints by employees regarding such matters.

       3.      Recommending to the Board of Directors any changes in ethics or compliance policies that the Committee deems appropriate.

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Other Responsibilities:

       1.      Approving all related party transactions, as defined by applicable law, rules or regulations.

       2.      Preparing the Committee report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

       3.      Conducting annually a self-assessment with the goal of continuing improvement.

       4.      Reviewing and assessing the adequacy of this Charter, which shall be included in the Company’s annual proxy statement at least once every three years.

In addition to the above responsibilities, the Committee will undertake such other duties as the Board of Directors delegates to it, and will report periodically to the Board regarding the Committee’s examinations and recommendations.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. That is the responsibility of management and the independent auditors.

Resources and Authority:

The Committee shall have the resources and authority to discharge its responsibilities, including the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide funding, as determined by the Committee, for payment of compensation to the independent auditors, as well as for any independent advisors or administrative support employed by the Committee.

Meetings and Reports:

The Committee shall hold regular meetings at least four times each year generally in conjunction with the regularly scheduled meetings of the Board of Directors, shall hold meetings four times each year in connection with the release of the Company’s quarterly financial results and shall hold such special meetings as the Chair of the Committee or the Chairman of the Board may direct. From time to time, the Committee shall meet separately and privately with the independent auditors, with the Vice President of Internal Audit and with management to discuss matters warranting attention or private consideration by the Committee.

The Committee shall maintain written minutes of its meetings, which will be filed with the minutes of the Board of Directors. At each regularly scheduled meeting of the Board of Directors, the Chair of the Committee shall provide the Board of Directors with a report of the Committee’s activities and proceedings.

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Electronic Delivery of Future Stockholder Communications

Our Proxy Statement, Annual Report on Form 10-K and “Dell Fiscal 2004 in Review” brochure are available electronically. As an alternative to receiving printed copies of these materials in future years, you may elect to receive or access them electronically. By signing up for electronic delivery, you can receive stockholder communications as soon as they are available without waiting for them to arrive in the mail. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs.

To sign up for electronic delivery, please vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. If you have any questions about electronic delivery, please contact Dell’s Investor Relations Department at (512) 728-7800 or Dell_Investor_Relations@dell.com. For additional information, please visit www.dell.com/investor.

PLEASE REMEMBER TO BRING YOUR TICKET
IF YOU PLAN TO ATTEND THE MEETING IN PERSON

Proxy Form	Proxy Form
DELL INC.
PROXY
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 16, 2004
AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF DELL INC.

By casting your voting instructions on the reverse side, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of Dell common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof and (c) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

www.dell.com C/O PROXY SERVICES P.O. BOX 9141 FARMINGDALE, NY 11735-9769	OPTIONS FOR SUBMITTING PROXY

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE #-###-###-####
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Dell Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELL INC.

Proposal 1 – Election of Directors
The Board of Directors Recommends a Vote FOR all nominees		For All	Withhold All	For All Except:	To withhold authority to vote for any individual, mark “For All Except” and write the nominee’s number on the line below.
Nominees:		☐	☐	☐

(01) Donald J. Carty	(06) Klaus S. Luft
(02) Michael S. Dell	(07) Alex J. Mandl
(03) William H. Gray, III	(08) Michael A. Miles
(04) Judy C. Lewent	(09) Samuel A. Nunn, Jr.
(05) Thomas W. Luce, III	(10) Kevin B. Rollins

Proposal 2 – Ratification of Independent Auditors		For	Against	Abstain
The Board of Directors Recommends a Vote FOR the Ratification of Independent Auditors		☐	☐	☐

Proposal 3 – Stockholder Proposal Relating to Expensing Stock Options		For	Against	Abstain
The Board of Directors Recommends a Vote AGAINST the Stockholder Proposal Relating to Expensing Stock Options		☐	☐	☐

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s) thereof.

Each joint owner should sign. Signatures should correspond with the names printed on this Proxy. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title.

Signature (PLEASE SIGN WITHIN THE BOX)	Date	Signature (Joint Owners)	Date